EXHIBIT 99.1

NEWS
RELEASE

2004-04

FOR IMMEDIATE RELEASE
Contact: Doug Aron
(713) 688-9600 x145

FRONTIER OIL REPORTS 2003 FOURTH QUARTER AND YEAR END RESULTS

HOUSTON, TEXAS, February 11, 2004 – Frontier Oil Corporation (NYSE: FTO) announced net income of $4.1 million, or $0.15 per diluted share, for the fourth quarter ended December 31, 2003, compared to net income of $3.0 million, or $0.11 per diluted share, for the same period of 2002. For the year ended December 31, 2003, Frontier recorded net income of $3.2 million, or $0.12 per diluted share, compared to net income of $1.0 million, or $0.04 per diluted share, for the year ended December 31, 2002.

Included in the fourth quarter are pre-tax expenses of $5.2 million, after-tax expenses of $3.2 million, or $0.12 per share, related to the terminated Holly Corp. merger and the associated pending lawsuit. The trial is scheduled to begin in late February 2004 in Delaware Chancery Court. Included in the results for the year ended December 31, 2003 are pre-tax expenses of $26.8 million, after-tax expenses of $16.5 million, or $0.61 per share, related to the terminated merger. Expenses related to the termination of the Holly merger include $8.7 million of merger termination and legal fees and $18.8 million in interest expense and financing costs offset by $752,000 in interest income.

EBITDA(1) for the fourth quarter of 2003 was $22.5 million compared to $18.1 million for the same period of 2002. For the year ended 2003, EBITDA totaled $80.7 million compared to $55.2 million for the twelve months ended 2002.

During the fourth quarter, Frontier benefited from excellent crude oil spreads. The light/heavy crude oil spread was $7.66 per barrel in the fourth quarter of 2003 compared to $6.31 per barrel for the fourth quarter of 2002, and the WTI/WTS crude oil spread was $2.71 per barrel for the fourth of quarter 2003 compared to $1.73 per barrel for the same period of 2002. For the twelve months ended December 31, 2003, the light/heavy spread averaged $7.10 per barrel compared to $4.77 per barrel for the same period of 2002. The WTI/WTS differential was $2.68 per barrel for the twelve-month period of 2003 compared to $1.36 per barrel for the year ended December 31, 2002.

Frontier’s Chairman, President and CEO, James Gibbs, commented, “From an operating standpoint, 2003 was an excellent year in which income before taxes, excluding merger costs(2) was approximately $33.0 million, or $1.22 per share. Furthermore, despite an 18-day crude unit turnaround at El Dorado in March during a high margin period, we set a total charge record of 165,628 barrels per day for the year. Unfortunately, due to the terminated merger with Holly Corporation and the related merger costs(2), our income before taxes was offset by $26.8 million, or $0.99 per share. We are eagerly awaiting a conclusion to this matter. Looking forward, we are encouraged by the strength of crude oil differentials and are exploring several opportunities to leverage this ongoing trend.”

On January 19, 2004, the Company reported a fire in the furnaces of the coking unit at its Cheyenne Refinery and expected the coker to be out of service for approximately 30 days. Fortunately, no serious injuries occurred as a result of the fire. Frontier replaced one of the furnaces and is completing repairs on the other and expects the coking unit to return to service in mid February 2004. The Company had previously scheduled a distillate hydrotreater and naphtha hydrotreater turnaround in Cheyenne for late March 2004, but has accelerated the start of the turnaround to begin in mid-February in order to minimize lost production. This turnaround is expected to last 16 days. As a result of the fire and the turnaround, Frontier expects total crude charge for the first quarter at the Cheyenne Refinery to average 35,000 barrels per day, of which approximately 81% will be heavy crude. However, for the year, the Company expects to recover almost all of the production lost in the first quarter.

The fourth quarter results include an after-tax inventory gain of approximately $6.7 million, or $0.25 per share, compared to a loss of ($3.0) million, or ($0.11) per share, for the same period of 2002. Year-end 2003 results include a first in first out (FIFO) inventory gain of $4.4 million, or $0.16 per share, compared to a gain of $19.0 million, or $0.71 per share, for the year ended December 31, 2002.

Conference Call

A conference call is scheduled for today, February 11, 2004, at 11:00 a.m. EST, to discuss the financial results. To access the call, please dial (800) 838-4403. For those outside the U.S., please call (973) 317-5319. A replay may be heard through February 25, 2004 by dialing (800) 428-6051 and entering the passcode 333626. To access the call or the replay via the Internet, go to www.frontieroil.com and register on the Investor Relations page.

Frontier operates a 110,000 barrel-per-day refinery located in El Dorado, Kansas, and a 46,000 barrel-per-day refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states. Information about the Company may be found on its web site www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

                                                  FRONTIER OIL CORPORATION

                                                                       Twelve Months Ended       Three Months Ended
                                                                           December 31               December 31
                                                                   --------------------------------------------------
                                                                        2003         2002         2003        2002
                                                                   --------------------------------------------------
INCOME STATEMENT DATA ($000's except per share)
Revenues                                                           $  2,170,503 $  1,813,750 $   542,943 $   531,558
Refining operating costs                                              2,061,178    1,740,908     510,718     508,679
Selling and general expenses                                             19,890       17,611       4,964       4,790
Merger termination and legal costs                                        8,739            0       4,786           0
                                                                   --------------------------------------------------
Operating income before depreciation (EBITDA)(1)                         80,696       55,231      22,475      18,089
Depreciation                                                             28,832       27,332       7,645       6,979
                                                                   --------------------------------------------------
Operating income                                                         51,864       27,899      14,830      11,110
Interest expense and other financing costs                               28,746       27,613       7,997       6,874
Merger financing termination costs, net                                  18,039            0         407           0
Interest income                                                          (1,109)      (1,802)       (202)       (415)
                                                                   --------------------------------------------------
Income before income taxes                                                6,188        2,088       6,628       4,651
Provision (Benefit) for income taxes                                      2,956        1,060       2,526       1,686
                                                                   --------------------------------------------------
Net income                                                         $      3,232 $      1,028 $     4,102 $     2,965
                                                                   ==================================================
Net income per diluted (basic) share                               $       0.12 $       0.04 $      0.15 $      0.11
Diluted average shares outstanding (000's)                               26,991       26,934      27,068      26,813

OTHER FINANCIAL DATA ($000's)
Cash flow before changes in working capital                        $     19,917 $     33,050 $   (11,072) $   12,991
Working capital changes                                                 (25,922)      17,772     (24,250)     30,758
Net cash provided (used) by operating activities                         (6,005)      50,822     (35,322)     43,749
Net cash provided (used) by investing activities                        (34,300)     (37,117)     (7,544)     (6,729)
Net cash provided (used) by financing activities                         (7,539)      (5,336)        770     (31,339)

BALANCE SHEET DATA ($000's)
Cash, including cash equivalents                                   $     64,520 $    112,364
Working capital                                                          38,621      108,253
Short-term and current debt                                              45,750            0
Total long-term debt                                                    168,689      207,966
Shareholders' equity                                                    169,277      168,258

OPERATIONS
Consolidated
Operations (bpd)
    Total charges                                                       165,628      163,816     166,347     162,361
    Gasoline yields                                                      83,449       84,645      87,937      94,564
    Diesel yields                                                        53,156       53,436      53,059      55,140
    Total sales                                                         165,667      166,532     169,233     175,888

Refinery operating margins information ($ per bbl)
    Refined products revenue                                       $      35.88 $      29.82 $     34.95 $     32.74
    Raw material, freight and other costs                                 30.77        25.71       29.51       28.51
    Operating expenses excluding depreciation                              3.31         2.93        3.30        2.93
    Refinery depreciation                                                  0.47         0.44        0.49        0.43

Light/heavy crude oil spread ($ per bbl) (3)                       $       7.10 $       4.77 $      7.66 $      6.31
WTI/WTS Differential ($ per bbl)                                           2.68         1.36        2.71        1.73

KEY TERMS: bpd = barrels per day; bbl = barrel

(1)  EBITDA represents income before interest expense, interest income, income tax, and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the EBITDA calculation are derived from amounts included in the consolidated financial statements of the Company. EBITDA should not be considered as an alternative to net income or operating income, as an indication of operating performance of the Company or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it enhances an investor’s understanding of Frontier's ability to satisfy principal and interest obligations with respect to Frontier’s indebtedness and to use cash for other purposes, including capital expenditures. EBITDA is also used for internal analysis and as a basis for financial covenants. Frontier’s EBITDA for each of the twelve months and three months ended December 31, 2003 and 2002 is reconciled to net income as follows:

                                                       Twelve Months Ended         Three Months Ended
                                                           December 31                 December 31
                                                   --------------------------  -------------------------
                                                       2003         2002            2003        2002
                                                   --------------------------  -------------------------
                                                                      (In thousands)
Net income (loss)                                  $     3,232  $     1,028    $     4,102  $     2,965
Add provision (benefit) for income taxes                 2,956        1,060          2,526        1,686
Add interest expense and other financing costs          28,746       27,613          7,997        6,874
Add merger financing termination costs, net             18,039            0            407            0
Subtract interest income                                (1,109)      (1,802)          (202)        (415)
Add depreciation and amortization                       28,832       27,332          7,645        6,979
                                                   -------------------------   -------------------------
EBITDA                                             $    80,696  $    55,231    $    22,475  $    18,089
                                                   =========================   =========================

(3)  Merger costs consist of merger termination and legal costs, and merger financing termination costs, net of merger escrow account interest income. Income before taxes, excluding merger costs is income before taxes adding back merger costs. Income before taxes, excluding merger costs is not a calculation based upon generally accepted accounting principles; however the amounts included in the calculation are derived from amounts included in the consolidated financial statements of the Company. Income before taxes, excluding merger costs should not be considered as an alternative to net income or operating income, as an indication of operating performance of the Company or as an alternative to operating cash flow as a measure of liquidity. Income before taxes, excluding merger costs is presented here because it enhances an investor’s and management's understanding of Frontier’s operational results and provides a better comparison to prior year operations. Income before taxes, excluding merger cost is reconciled below to income before taxes for December 31, 2003:

                                                          Twelve Months Ended
                                                             December 31,
                                                                 2003
                                                       ------------------------
                                                             (In thousands)
Income before taxes                                                 $     6,188
   Add merger financing termination costs, net               18,039
   Add merger termination and legal costs                     8,739
                                                       -------------

Subtotal Merger Costs                                                    26,778
                                                                    ------------

Income before taxes, excluding merger costs                         $    32,966
                                                                    ============

Diluted shares                                                           26,991
Merger costs per share                                              $      0.99
Income before taxes, excluding merger costs per share               $      1.22

(2)  Average light/heavy crude oil spread is the differential between the benchmark average West Texas Intermediate (WTI) crude priced at Cushing, Oklahoma and the heavy crude oil priced delivered to the Cheyenne refinery. The light heavy spread has been restated in prior periods using WTI as the light crude oil in order to be comparable with the WTI/WTS spread reported for the El Dorado Refinery.

* * * * * *